Exhibit 10.10
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Award Letter

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###PARTICIPANT_NAME###
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RESTRICTED STOCK UNIT AGREEMENT

Congratulations on your 2024 Restricted Stock Unit (RSU) award! Your long-term incentive (LTI) award is determined based on your performance and is made in recognition of your past and expected future efforts and contributions to Pitney Bowes, its subsidiaries and affiliates (“Company”). RSUs are issued under the 2024 Stock Plan (as may be amended, the “Plan”). To the extent any capitalized terms used in this RSU agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is made a part of this agreement.

Pursuant to the Plan, the Company hereby grants to you as of the “Award Date” specified below, and you hereby accept from the Company, the number of RSUs set forth below, on the terms and conditions set forth in this agreement and in the Plan.

About Your Restricted Stock Unit (RSU) Award
An RSU represents your right to receive one share of Pitney Bowes common stock upon vesting of the RSU, as determined in accordance with this agreement and the Plan.

Award Date	RSUs
###GRANT_DATE###	###TOTAL_AWARDS###

Subject to the terms and conditions of this agreement, the RSUs shall vest and be settled into shares in three approximately equal installments commencing on the fourth Tuesday in February each year following the Anniversary Date of the Award Date as set forth in the table below (the “vest dates”), provided that you are continuously employed by the Company through the applicable vest date except as provided in this agreement.

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In all cases, in no event will more than 100% of the RSUs vest. Notwithstanding any provisions in this agreement to the contrary, fractional RSUs shall not vest until the date on which the RSUs become 100% vested, and no Shares will be issued for fractional RSUs.

Rights of the Participant with Respect to the Restricted Stock Units
The RSUs granted pursuant to this award do not and shall not entitle you to any rights of a stockholder or holder of common stock. Participants holding unvested RSUs shall not be entitled to receive dividends or dividend equivalents (cash payments equal to any cash dividends and other distributions paid with respect to corresponding number of shares of Company stock), nor shall a participant have voting rights as a stockholder of the Company with respect to RSUs unless and until the Participant becomes the record owner of the Shares underlying such RSUs.

Vesting, Conversion of Restricted Stock Units and Issuance of Common Stock
Vesting of RSUs is conditioned upon your employment with the Company continuing until each respective vest date (unless provided otherwise in this agreement). As soon as practicable after each vest date, the Company shall cause to be issued to you, in book-entry form to your account at Shareworks, one share of the Company’s common stock for each vested RSU, free and clear of the restrictions set forth in this agreement, in settlement of the RSUs.

In the case of death, common stock will be registered in the name of your estate’s legal representatives, or heirs by will or laws of descent. Upon settlement of an RSU into a Share, you will obtain full voting rights as to such Share and will be entitled to receive cash dividends and other distributions paid with respect to such Share. If you are eligible to and have properly deferred the settlement of the RSUs into Shares in accordance with the Pitney Bowes Executive Equity Deferral Plan, the Pitney Bowes Executive Equity Deferral Plan will govern the terms of the deferral of the RSUs.
Termination Provisions and Vesting of RSUs
Except as set forth below, you must be employed by the Company through each respective vest date to receive Shares in settlement of the vested RSUs, and unvested RSUs will be forfeited upon termination of employment. The following charts describe the more common termination events and the impact on RSUs of certain terminations of your employment with the Company prior to the vest dates stated above.

Proration upon termination is based on the number of full months you are actively employed in the 36 months following the Award Date. For proration purposes, a full month of active employment is counted as being earned if the employee is actively employed on the last day of a relevant month. The first month earned in the calculation includes the month the award is granted. As example, an RSU grant with an Award Date in February 2024 would be prorated for 18 months with active employment through July 31, 2025.

TERMINATION EVENT	TREATMENT OF UNVESTED RSUs
Death or Disability*	In the event of termination of your employment with the Company due to your death or Disability, unvested RSUs will be vested in full as of the date of termination of employment. Shares relating to the vested RSUs will be issued within 30 days of the date of termination of employment. The Shares will be delivered to your personal representative, spouse, designated beneficiary or to your estate.
Retirement (termination upon achieving age 60 with 5 years of service)
In the event of termination of your employment with the Company due to your Retirement, the RSU award will be vested based on the number of full months you were actively employed in the 36 months following the Award Date. Shares relating to the pro-rated, vested RSUs will be issued at same time Shares are issued relating to RSU awards for the same vesting dates to participants who are actively employed by the Company.

Involuntary termination other than for Cause** or Gross Misconduct** (pursuant to a written separation agreement and release and NOT Retirement eligible)
In the event of termination of your employment with the Company other than for Cause or Gross Misconduct pursuant to a written separation agreement and release, the RSUs will be forfeited on the date of termination of employment if the Award Date is less than one year from the date of termination.

If the Award Date is more than one year from the date of termination, the RSU award will be vested based on the number of full months you were actively employed in the 36 months following the Award Date. Shares relating to the pro-rated, vested RSUs will be issued at same time Shares are issued relating to RSU awards for the same vesting dates to participants who are actively employed by the Company.

Sale of Business
In the case of a sale of business or a spin off transaction that does not constitute a Change of Control that results in the termination of your employment, a prorated number of RSUs will vest for the award based on the number of full months you were actively employed in the 36 months following the grant date. Shares relating to the pro-rated, vested RSUs will be issued at same time Shares are issued relating to RSU awards for the same vesting dates to participants who are actively employed by the Company.

Voluntary resignation	In the event of termination of your employment with the Company due to your voluntary resignation, unvested RSUs will be forfeit on the date of termination of employment.
Cause** or Gross Misconduct**	In the event of termination of your employment with the Company for Cause or Gross Misconduct, unvested RSUs will be forfeit on the date of termination of employment or the date of the actions giving rise to Cause or Gross Misconduct, as determined by the Company.
* “Disability” shall mean a Participant who is “disabled” for six months under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant becomes entitled to receive benefits for six months under state worker’s compensation laws.
** “Cause” and “Gross Misconduct” are defined in the Pitney Bowes Inc. Key Employees Incentive Plan.

If your employment with the Company terminates and you are subsequently rehired by the Company, your subsequent employment will not reinstate your rights under this RSU award or any other award(s) granted to you prior to your termination from employment.

The RSUs and all amounts payable in respect of the RSUs are subject to the Company’s clawback policies and the recoupment provisions of the Plan.

Income and Tax Withholding at Vesting
The Participant shall pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting or settlement of RSUs and any dividend equivalents or other distributions made by the Company to the Participant with respect to the RSUs as and when the Company determines those amounts to be due, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs or any dividend equivalents or other distributions made by the Company to the Participant with respect to any RSUs.

With respect to your RSU award, the Company will post vested whole Shares to your account at Shareworks.

For income tax consequences of your award, please refer to the Tax Summary for your country by accessing Solium ShareWorks at https://www.shareworks.com/. The Company will withhold all required taxes pursuant to the laws of the local jurisdiction. By accepting this award, you authorize the Company to withhold appropriate taxes and other required payments, if, and when it determines the award becomes taxable to you.

Participant agrees that his or her minimum withholding tax obligation with respect to the granting, vesting or settlement of the RSUs and any distributions made by the Company to the Participant with respect to the RSUs will be satisfied (provided that Participant has enough vesting or vested Shares available) by the Company’s withholding a portion of the Shares otherwise deliverable to the Participant, such Shares being valued at their Fair Market Value as of the date on which the taxable event that gives rise to the withholding requirement occurs. The Participant further agrees that each time the Company withholds Shares to satisfy his or her minimum withholding tax obligation, the Company will round up to the nearest whole number of Shares (with any over withholding applied to federal income tax). For example, if 9.6 Shares are required to satisfy the minimum withholding tax obligation, the Company will round up to 10 Shares. By accepting this Agreement, the Participant consents to this method of tax withholding, including the Company rounding up to the nearest whole number of Shares.

Income from RSUs Are Not Considered Compensation for Benefit Plan Purposes
Any income or actual or unrealized gain related to the RSUs will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.

No Vested Rights in Future Awards; Waiver of claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future awards of RSUs, nor shall any RSUs granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting of your RSUs, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Limits on Transfer of Awards
Neither this RSU award nor any right under any RSU award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by you other than by will or by the laws of descent and distribution (or, in the case of RSUs that are forfeited or canceled, to the Company). Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. If the Committee so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights under this RSU agreement and receive any property distributable with respect to this RSU award upon your death or Disability. Shares issued in settlement of this RSU award, and any rights under this RSU award, shall be payable or exercisable, during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

Adjustment, Recoupment, Forfeiture
Notwithstanding anything to the contrary contained, in consideration of the grant of this RSU award, you agree that this RSU award and any payments under it will be subject to forfeiture or repayment to the extent provided for in the Pitney Bowes Inc. Compensation Recoupment Policy, as in effect from time to time, and the Plan. In the event of any inconsistencies between this RSU agreement and any applicable clawback policy, the clawback policy will govern in any and all cases.

Data Privacy
In order for Pitney Bowes to meet its administrative, tax and legal obligations under the Plan, you agree to allow the Company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held or previously made and any other personal data required and relevant to the administration of the Plan, tax compliance and reporting purposes. Because Pitney Bowes is a multinational Company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where Plan administration information collection and processing may occur.

Your agreement to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the Company and any other person that the Company may engage in the administration of the Plan. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing Workday, where available. By accepting the

RSUs, you agree to the collection, use, and storage of your personal data for purposes described in this award. If you do not agree, you may revoke the award by contacting your local Human Resources Representative.

Amendment, Modification or Termination and Adjustment for Errors
This RSU award and this RSU agreement are subject to amendment, modification or termination by the Company at any time as provided in the Plan. The Company reserves the right to correct any administrative error in this RSU agreement.

Terms of the 2024 Stock Plan
These RSUs are subject to the terms of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this RSU agreement, the provisions of the Plan shall govern. You hereby accept as final, conclusive and binding any decisions by the Committee with respect to the interpretation or administration of the Plan and this RSU agreement. A copy of the Plan and further information concerning the Plan is available on the Company’s intranet.

By acceptance of this RSU agreement, you agree to accept the terms of the RSU award as set forth herein and in the Plan.